PRICELINE.COM NAMES DANIEL H. SCHULMAN,
            FORMER PRESIDENT OF AT&T'S CONSUMER MARKETS DIVISION,
              AS ITS NEW PRESIDENT AND CHIEF OPERATING OFFICER


      STAMFORD, Conn., June 17, 1999 . . . Priceline.com (Nasdaq: PCLN), the patented Internet pricing system, today named Daniel H. Schulman as its new President and Chief Operating Officer. Mr. Schulman, 41, was most recently the President of AT&T's $22 billion Consumer Markets Division. He will report to priceline.com's Chairman and CEO Richard S. Braddock, a former President of Citibank. Mr. Schulman will have broad responsibility for all of priceline.com's operations, technology, marketing and product development.

 Mr. Schulman joins priceline.com after a highly successful 18-year career with AT&T where he was the youngest member of the company's most senior executive body, the AT&T Operations Group. As President of its Consumer Markets Division he led AT&T's core consumer long-distance business and reshaped the business unit to deliver customized communications services to distinct customer segments. Mr. Schulman came to Consumer Markets after building AT&T WorldNet service into the largest and fastest-growing Internet service provider in the country. Mr. Schulman also served as chief of marketing for AT&T's $24 billion Business Markets Group where he led the integration of wireless, e-commerce and local services into innovative bundles.

 At priceline.com, Mr. Schulman succeeds Jesse M. Fink, who returns to Walker Digital, the intellectual property laboratory that invented priceline.com's patented pricing system.

 "Priceline.com has successfully made the transition from an entrepreneurial start-up to a substantial high-growth company serving millions of customers annually," said Mr. Braddock. "Our goal is to become one of America's blue-chip e-commerce companies. Dan will be a key member of the management team that will continue to aggressively expand our current product and service lines and move us forcefully and effectively to exploit the business opportunities in front of us."

 "Now that we have built the foundation of a revolutionary business, Dan will leverage his experience building high-growth businesses to expand our product line horizontally and vertically," Mr. Braddock continued. "In just the last quarter, our customer base grew by more than 500,000, and we are looking to Dan to continue our growth and enhance our customer support. With his level of accomplishment and experience, he brings the kind of managerial depth that will be a key success factor for Net-based businesses which want to reach the mass-market level in scope, quality and customer service."

 "Joining an established e-commerce leader at this early stage is a once-in-a-lifetime opportunity," said Mr. Schulman. "I'm looking forward to working with this first-class group of executives and employees and building on the enormous successes they have achieved thus far."

 "Dan's joining the priceline.com management team highlights our commitment to merging the ingenuity of an Internet start-up with the management depth of a Fortune 500 company," said Jay S. Walker, priceline.com's founder and Vice Chairman. "Together, Dan and Rick bring the right mix to priceline.com."

 ABOUT PRICELINE.COM

 Priceline.com is an Internet pricing system that enables consumers to name their own price for a variety of goods and services. Consumers can make as many price requests as they wish through the system at no charge. Priceline.com takes those price requests and shares them with multiple brand-name sellers, who can fill as many of those requests as they want at price points determined by the buyers.

 Priceline.com is one of the Internet's truly "virtual" businesses. The company takes all of its price requests directly to sellers for fulfillment, which means priceline.com doesn't hold or handle any inventory, and thus has no need for brick-and-mortar warehouses or large order-fulfillment staffs.

 Currently, priceline.com is organized along three business lines: travel services which offers leisure airline tickets and hotel rooms, financial services which offers home mortgages, refinancing and home equity loans and automotive services which offers new cars on a test basis in the New York area.

                                ###

 For press information, contact:
 Brian Ek at priceline.com  203-705-3026  (brian.ek@priceline.com)
 Michael Darcy at priceline.com 203-705-3331 (mike.darcy@priceline.com) Jennifer Carr at Connors Communications 212-807-7500 (jcarr@priceline.com)



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